EXHIBIT 14

OUR VALUES IN ACTION CATERPILLAR’S WORLDWIDE CODE OF CONDUCT

THE WORLD IS CONTINUALLY CHANGING, AND SO IS OUR BUSINESS.  BUT ONE THING THAT WILL NEVER CHANGE IS OUR COMMITMENT TO MAINTAINING THE HIGHEST ETHICAL STANDARDS.  OUR REPUTATION IS ONE OF OUR GREATEST ASSETS. EACH OF US HAS A RESPONSIBILITY TO PROTECT IT – EVERYDAY.

When faced with challenges, how we respond defines us.  Our decisions, and ultimately our actions, tell the world who we are at Caterpillar.

That’s why our Worldwide Code of Conduct is so important.  Since it was first published in 1974, it has put into words what it means to be part of the Caterpillar team.  The Code documents and sets high expectations of what we stand for, what we believe in and how we put our values in action across our company.

Caterpillar people live and work in every corner of the world.  Our collection of unique cultures and experiences, education and talents help make us a stronger, more innovative company.  And while our diversity is critical, we also need something to tie us together to operate as one team.  Our Code of Conduct doesn’t restrict our individuality or give specific instructions to apply in every situation.  Instead, the Code serves as a daily reminder of what is expected from every member of the Caterpillar team.

It reminds us that Integrity isn’t just a nice word.  It’s something we live everyday when we hold ourselves accountable and deliver results.

It reminds us that as we strive for Excellence we must maintain a dedication to quality and an intense, acute focus on our customers.  We have to listen to our customers, understand their needs and deliver value through our products, services and solutions to help them succeed.

It reminds us that it takes Teamwork to compete in today’s global marketplace, requiring the best ideas and the discipline to deliver.  When we leverage the diverse talents of our employees, dealers, distributors and suppliers, we can accomplish anything.

And finally, it reminds us of our Commitment – to safety, to our teams, to our customers and to the environment.  We know that by focusing on providing sustainable solutions, we can be profitable while best serving our planet and its people.

Our reputation for acting with the highest values and principles is our legacy and the strong foundation for our future.  When we first introduced Our Values in Action in 2005, I was proud of how quickly these values became part of our language and culture – but was not surprised, because they are the way we do business at Caterpillar.

Thank you for taking the time to read and understand our Code of Conduct.  Our foundation of Integrity, Excellence, Teamwork and Commitment hasn’t changed.  Our values are more than just words.  They define who we are and will remain at the forefront of everything we do.

DOUGLAS R. OBERHELMAN

Chairman and Chief Executive Officer

LIVING BY THE CODE

INTEGERITY.  EXCELLENCE. TEAMWORK.  COMMITMENT.

The words in this Code of Conduct define us.  Despite our differences – in geography, culture, language and business – we are one Caterpillar, one company united by these common principles and a shared commitment to the highest standards of conduct.

While we conduct our business within the framework of applicable laws and regulations, for us, compliance with the law is not enough.  We strive for more than that.  Through our Code of Conduct, we envision a work environment all can take pride in, a company others respect and admire and a world made better by our actions.  Together, we are laying the foundation for the values-based culture that will carry us forward to even higher levels of success.  Together, we are upholding the reputation of one of the world’s great companies – and strengthening it for tomorrow.

This Code of Conduct applies to the daily activities of employees of Caterpillar Inc. and its subsidiaries and affiliates worldwide and members of the Board of Directors of Caterpillar Inc.  Each of us is personally responsible to read the Code of Conduct, understand what it means and apply it consistently.  Those in our company who lead others hold a special position of responsibility to set the example of what it means to “live by the code.”

REPORTING RIGHTS AND RESPONSIBILITIES

If you become aware of a circumstance or action that violates, or appears to violate, the Code of Conduct, enterprise policy or applicable law, contact your supervisor or local management as soon as possible.  You have a further personal right and responsibility to report any circumstance or action that violates, or appears to violate, the Code of Conduct, enterprise policy or applicable law.  You must use these reporting rights responsibly and must report issues only where you reasonably believe there has been a violation, and not where the report is intended to be harassing, is based on personal opinion only or is otherwise trivial.  You can raise a question or concern, or make such a report, to your supervisor, local business unit management or the Office of Business Practices.

If you are not able to get an answer to a question, or resolve an issue, under the Code of Conduct by working with your supervisor or local management, you can contact the Office of Business Practices.

Direct Telephone:  +1-309-494-4393 (English only)

Toll-free Helpline:  Caterpillar maintains toll-free Helpline numbers in various countries.  Inside Canada, the United States and the U.S. Virgin Islands the number is 1-800-300-7898.  Toll-free numbers currently in effect for other countries are posted on the Caterpillar Intranet at https://codeofconduct.cat.com.  Language translation is available for those numbers. You may remain anonymous when you call from a country in which anonymous reporting is allowed.

Call Collect Helpline:  +1-770-582-5275 (language translation available)

Confidential Fax:  +1-309-494-4818

E-Mail:  BusinessPractices@cat.com

You can request a copy of the Office of Business Practices Data Privacy Statement using any of the methods listed above.

NO RETALIATION POLICY

Caterpillar will not take any action against you as a result of raising an ethical issue in good faith.  Also, Caterpillar does not tolerate any reprisal by any individual against an employee for raising a concern or making a report in good faith.

INTEGRITY

The Power of Honesty

INTEGRITY IS THE FOUNDATION OF ALL WE DO.

It is a constant.  Those with whom we work, live and serve can rely on us.  We align our actions with our words and deliver what we promise.  We build and strengthen our reputation through trust.  We do not improperly influence others or let them improperly influence us.  We are respectful and behave in an open and honest manner.  In short, the reputation of the enterprise reflects the ethical performance of the people who work here.

We put Integrity in action when…

WE ARE HONEST AND ACT WITH INTEGRITY

We hold ourselves to the highest standard of integrity and ethical behavior.  We tell the truth.  We promise only what we can reasonably expect to deliver.  We strive to keep our commitments.  Our company’s stockholders, customers, dealers, distributors, those with whom we do business and our fellow employees must be able to trust what we say and to believe that we will always keep our word.

WE AVOID AND MANAGE CONFLICTS AND POTENTIAL CONFLICTS OF INTEREST

We must not engage in activities that create, or even appear to create, conflict between our personal interests and the interests of the company.  These situations arise where a personal interest or family or other relationship makes it difficult for an individual to represent the company fully and fairly.  Conflicts of interest can arise in any part of Caterpillar’s operations.  The most serious conflicts of interest usually arise where an employee or former employee has authority to spend the company’s money, has authority to hire or engage a person outside the company or has information that could be valuable to a person outside the company.  A conflict of interest or the appearance of a conflict of interest very often arises when an employee is offered a gift, favor or entertainment.  While some of this activity is part of a normal business relationship, we do not accept gifts, favors or entertainment that have a value greater than we could reasonably reciprocate or that obligate or appear to obligate us to act in any way contrary to the law, Caterpillar business interests or Caterpillar’s ethical business practices.

WE COMPETE FAIRLY

Caterpillar believes that fair competition is fundamental to free enterprise.  We observe antitrust and competition laws where we do business.  In relationships with competitors, dealers, distributors, suppliers and customers, we avoid arrangements that restrict our ability to compete with others.  We are not involved in any arrangements, understandings or agreements with competitors affecting prices, terms upon which products are sold, or the number and type of products manufactured or sold.  We follow applicable import and export control laws when conducting business around the world.

WE ENSURE ACCURACY AND COMPLETENESS OF OUR FINANCIAL REPORTS AND ACCOUNTING RECORDS

Investors, creditors and others have a legitimate interest in our company’s financial and accounting information.  The integrity of Caterpillar’s financial reports and accounting records is based on validity, accuracy, completeness, timeliness and understandability of basic information supporting entries to the company’s books of account.  We will ensure every accounting or financial entry accurately reflects what is described by the supporting information.  We expect employees involved in creating, processing or recording such information to be personally responsible for its integrity.  The same standards of integrity that apply to external financial reporting also apply to the financial statements that are used as internal management tools.

WE ARE FAIR, HONEST AND OPEN IN OUR COMMUNICATIONS

We communicate with each other in a respectful, fair, honest and open manner.  We keep investors, creditors, securities trading markets, employees, dealers, distributors, suppliers and the general public informed on a timely basis through the public release of relevant and understandable financial and other information about our company.  In releasing information about Caterpillar, we make every effort to ensure that full disclosure is made to everyone without preference or favoritism to any individual or group.  We respond to public inquiries – including those from the news media, governments and others – with prompt, courteous, honest answers through members of our executive leadership and employees who are authorized to speak publicly on behalf of Caterpillar.

WE HANDLE “INSIDE INFORMATION” APPROPRIATELY AND LAWFULLY

Inside information may be defined as information about a company not known to the public.  Such information – certain financial data, technical materials and future plans for example – may have significant value to others and therefore must be kept strictly confidential.  Anyone who has “material” inside information about Caterpillar must not use it for personal gain or provide it to others.  Information is “material” if an investor would consider it important in making an investment in Caterpillar or in another organization.  A Caterpillar employee who has undisclosed information about a supplier, customer or competitor should not trade in that company’s stock, nor should an employee advise others to do so.  We expect all employees, their families and others whose relationships with Caterpillar give them access to such information to comply with these principles.

WE REFUSE TO MAKE IMPROPER PAYMENTS

In dealing with public officials, other corporations and private citizens, we firmly adhere to ethical business practices.  We will not seek to influence others, either directly or indirectly, by paying bribes or kickbacks, or by any other measure that is unethical or that will tarnish our reputation for honesty and integrity.  Even the appearance of such conduct must be avoided.

EXCELLENCE

The Power of Quality

WE SET AND ACHIEVE AMBITIOUS GOALS.

The quality of our products and services reflects the power and heritage of Caterpillar – the pride we take in what we do and what we make possible.  We are passionate about people, process, product and service excellence.  We are determined to serve our customers through innovation, continuous improvement, an intense focus on customer needs and a dedication to meet those needs with a sense of urgency.  For us, Excellence is not only a value; it is a discipline and a means for making the world a better place.

We put Excellence in action when…

WE ACCEPT NOTHING BUT THE BEST QUALITY IN OUR PRODUCTS AND SERVICES

We are dedicated to quality and take personal pride in all the products and services we provide.  Our acute focus on the needs of our customers continuously drives us to improve quality through 6 Sigma.  Our continued success depends on exceeding the expectations of our customers and standing behind everything we do.

WE FOCUS ON DELIVERING THE HIGHEST VALUE TO OUR CUSTOMERS, ALWAYS WITH A SENSE OF URGENCY

We are driven to meet the needs of our customers.  We have built a reputation for excellence by listening to our customers, understanding their needs and challenges, and delivering products, services and solutions that help them succeed.  Our customers expect the best from Caterpillar, and each of us must ensure that our individual decisions and actions contribute to a positive perception of the company, enhance our customers’ satisfaction and promote their loyalty.  To do so, we act with a sense of urgency to deliver the highest possible value in the products and services we provide.  Our commitment to quality, the Guiding Principles of the Caterpillar Production System and continuous improvement through 6 Sigma makes that possible.

WE ESTABLISH A WORK ENVIRONMENT THAT SUPPORTS EXCELLENCE

Caterpillar employees expect our work environment to promote personal achievement, continual learning and a feeling of self-worth.  Employees have the right to express their good-faith opinions about how we can improve our own performance and the performance of the company.  We actively listen, respond, encourage teamwork and make decisions based on facts and data.

WE SELECT, PLACE AND EVALUATE EMPLOYEES BASED ON THEIR QUALIFICATIONS AND PERFORMANCE

Caterpillar selects, places, evaluates and rewards employees based on their personal qualifications, skills for the job, demonstrated performance and the contributions they make to Caterpillar.

WE PROVIDE EMPLOYEES WITH OPPORTUNITIES TO DEVELOP

We ask employees to give their best efforts, learn from their successes and setbacks and pursue opportunities to improve their performance on their own initiative, as well as through continual learning programs offered by the company.  We encourage self-development and will assist employees in mastering their current jobs and improving their job skills.  We are committed to assuring opportunities for all employees to develop their abilities and contribute to Caterpillar’s success.

WE SEE RISK AS SOMETHING TO BE MANAGED, AND AS POTENTIAL OPPORTUNITY

Because we realize that business and risk are inseparable, we proactively identify, assess and manage risks that have the most potential to impact our business.  For us, managing risk also involves looking for opportunities for potential competitive advantage.

WE TAKE AN “ENTERPRISE POINT OF VIEW”

Taking an “enterprise point of view” means promoting the best interests of our company as a whole.  Entrepreneurial thinking in our local business units is critical to our business success.  We strive to ensure enterprise decisions do not put our local business units at a competitive disadvantage.

TEAMWORK

The Power of Working Together

WE HELP EACH OTHER SUCCEED.

We are a team, sharing our unique talents to help those with whom we work, live and serve.  The diverse thinking and decision making of our people strengthens our team.  We respect and value people with different opinions, experiences and backgrounds.  We strive to understand the big picture, then do our part.  We know that by working together, we can produce better results than any of us can achieve alone.

We put Teamwork in action when…

WE TREAT OTHERS WITH RESPECT AND DO NOT TOLERATE INTIMIDATION OR HARASSMENT

The full value of each individual’s contribution can be realized only when we treat one another with the respect, trust and dignity we ourselves expect.  Caterpillar insists on a work environment free of intimidation and harassment.  As individual employees, we have the right to expect a positive working environment, along with the responsibility to speak out and ask for change if we observe conduct that runs contrary to this principle.

WE TREAT PEOPLE FAIRLY AND PROHIBIT DISCRIMINATION

We build and maintain a productive, motivated work force by treating all employees fairly and equitably.  We respect and recognize the contributions of employees as well as other stakeholders.  We will select and place employees on the basis of their qualifications for the work to be performed, considering accommodations as appropriate and needed – without regard to their race, religion, national origin, color, gender, gender identity, sexual orientation, age and/or physical or mental disability.  We support and obey laws that prohibit discrimination everywhere we do business.  We expect to conduct our business in such a way that employees will not feel the need for representation by unions or other third parties.  Where employees have chosen such representation, or been required by law to do so, we will pursue an honest, business-like approach in working with those representatives.

WE FOSTER AN INCLUSIVE ENVIRONMENT

We understand and accept the uniqueness of individuals and are nonjudgmental regarding differences.  We value the diversity of unique talents, skills, abilities, cultures and experiences that enable Caterpillar people to achieve superior business and personal results.  We know that when we seek out and are receptive to various points of view this brings many benefits to Caterpillar – innovative solutions and approaches to decision-making that can strengthen the company and make us more successful.

WE CONDUCT BUSINESS WORLDWIDE WITH CONSISTENT GLOBAL STANDARDS

As a global company, we understand there are many differing economic and political philosophies and forms of government throughout the world.  We acknowledge the wide diversity that exists among the social customs and cultural traditions in the countries in which we operate.  We respect such differences, and to the extent that we can do so in keeping with the principles of our Code of Conduct, we will maintain the flexibility to adapt our business practices to them.  We will leverage our global experience to achieve the best results for the enterprise.

WE COLLABORATE WITH KEY ENTITIES AND ORGANIZATIONS OUTSIDE OUR COMPANY

The company’s strength and longevity are the result of our ability to sustain long-lasting, mutually rewarding relationships with our customers, dealers, distributors, suppliers, investors and others with whom we do business.  We engage in meaningful dialogue with these business partners as well as appropriate governmental and nongovernmental organizations.  We listen, learn and innovate, and we continuously work to strengthen these relationships through conscientious, trustworthy behavior.

WE BUILD OUTSTANDING RELATIONSHIPS WITH OUR DEALERS AND DISTRIBUTION CHANNEL MEMBERS

Our dealers and distributors serve as a critical link between our company and our customers worldwide.  We rely on them to participate with us as partners in building and maintaining the long-standing customer relationships that have made Caterpillar successful.  We value their positive contributions to our reputation and their deep commitment to the customers and communities they serve.  We sustain our outstanding relationships with them through trust, communication and shared rewards.  We work constantly with them to provide products, services and support solutions necessary to satisfy customer needs worldwide.

WE VIEW OUR SUPPLIERS AS OUR BUSINESS ALLIES

We seek strong, mutually rewarding business relationships with suppliers who enhance the value of our products and services through close collaboration throughout the entire life cycle.  We view suppliers as extensions of our company and an essential part of our extended value chain.  We look for suppliers and business allies who demonstrate strong values and ethical principles and who support our commitment to quality. We avoid those who violate the law or fail to comply with the sound business practices we embrace.  No supplier is required to buy Caterpillar products in order to compete for business or to continue as a supplier.  We do reserve the right, consistent with applicable law, to require suppliers to use Caterpillar equipment when performing work on Caterpillar premises and where Caterpillar offers a product appropriate for the work being performed.  We encourage fair competition among our potential suppliers, contractors and other vendors, and work equitably and reasonably with all.

COMMITMENT

The Power of Responsibility

WE EMBRACE OUR RESPONSIBILITIES.

Individually and collectively we make meaningful commitments – first to each other, and then to those with whom we work, live and serve.  We understand and focus on the needs of our customers.  We are global citizens and responsible members of our communities who are dedicated to safety, care for our environment and manage our business ethically.  We know it is both our duty and our honor to carry the Caterpillar heritage forward.

We put Commitment in action when…

WE PROTECT THE HEALTH AND SAFETY OF OTHERS AND OURSELVES

As a company, we strive to contribute toward a global environment in which all people can work safely and live healthy, productive lives, now and in the future.  We actively promote the health and safety of everyone on our property with the policies and practical programs that help individuals safeguard themselves and their co-workers.  As employees, we put safety first by creating a work environment to protect the health and safety of others and ourselves.  We actively promote safe practices throughout our value chain – from suppliers to end users.  We are committed to providing our customers with products and services that are safe and reliable in the marketplace.

WE SUPPORT ENVIRONMENTAL RESPONSIBILITY THROUGH SUSTAINABLE DEVELOPMENT

We strive to create stockholder value by providing customers with solutions that improve the sustainability of their operations.  We leverage technology and innovation to increase our efficiency and productivity while reducing environmental impact.  We develop new business opportunities that help our customers, dealers, distributors and suppliers do the same.  Our products and services will meet or exceed applicable regulations and standards wherever they are initially sold.  We lead industry and community initiatives that share our commitment to making sustainable progress possible.

WE TAKE PERSONAL RESPONSIBILITY

We are committed to the success of Caterpillar.  We are each personally accountable for meeting both individual and shared goals.  We demonstrate leadership by holding ourselves individually responsible for enhancing stockholder value.

WE PROTECT OUR HARD ASSETS, OUR BRANDS AND OUR OTHER INTELLECTUAL PROPERTY

We go to extraordinary lengths to preserve, protect and responsibly use all of our assets.  This includes tangible as well as intangible assets, such as our brands, technology, business information and intellectual capital.  We will not make unauthorized disclosure of trade secrets or other sensitive information belonging to the company, our customers, dealers or suppliers – either during employment by our company or thereafter.  When sharing company information with others, we ensure appropriate controls are in place to protect our interests.   While we may hire individuals who have knowledge and experience in various technical areas, we do not employ people as a means of gaining access to trade secrets and sensitive information of others.  We have a personal responsibility to use every appropriate means to safeguard our company’s assets from loss, theft, damage or misuse.

WE SAFEGUARD OUR CONFIDENTIAL INFORMATION

We consider every piece of information we own an asset.  Some of it we share with others through advertising, product documentation, news releases and public financial reporting.  Everything else – including trade secrets, confidential financial information, new product or service development plans and other sensitive corporate and personal information – we protect through careful attention to Information Protection Guidelines and interpersonal communication, appropriate management of Corporate Records, the secure use of all communications media and, where applicable, legally enforceable agreements.

WE USE ELECTRONIC COMMUNICATIONS TECHNOLOGY RESPONSIBLY AND PROFESSIONALLY

Electronic communication technology plays a vital role in how we conduct our business every day.  Access to the Internet and use of Caterpillar Intranet systems, e-mail, telephones, fax machines and mobile devices are important.  The company’s technology is maintained for legitimate business activities by authorized individuals, and to support a positive, professional business climate.  As employees, we are expected to use such technology in a responsible and professional manner consistent with the Code and other company policies.

WE RECOGNIZE AND RESPECT PERSONAL PRIVACY

We recognize and respect the personal information privacy interest of individuals.  We collect and process only relevant, accurate information needed or appropriate for business purposes, and do so only by lawful and fair means.  We appropriately safeguard the security and confidentiality of company records containing personal information whether those records are held by Caterpillar or by a Caterpillar business partner, and limit access to such information only to those who have a legitimate business need for it when permitted by law.

WE ARE PRO-ACTIVE MEMBERS OF OUR COMMUNITIES

As individuals and as a company, we contribute significant time and resources to promoting the health, welfare and economic stability of our communities around the world.  We encourage all employees to participate in community activities that promote the common good.  We believe that our success should also contribute to the quality of life in, and the prosperity and sustainability of, communities where we work and live.

WE MAKE RESPONSIBLE OWNERSHIP AND INVESTMENT DECISIONS

Caterpillar investments must be compatible with social and economic priorities, local laws, customs and traditions of the countries where we do business.  In all cases, our conduct should promote acceptance and respect for our company.  We also expect that our host countries will recognize our need for stability, growth and business success, and that they will honor their agreements, including those relating to rights and properties of citizens of other nations.

WE PARTICIPATE IN PUBLIC MATTERS IN AN APPROPRIATE MANNER

Our employees should feel free to participate in public matters and political processes according to their individual beliefs and citizenship rights.  Where we participate as individuals in public matters or the political process we must be mindful that such activity is done in our individual capacity as private citizens and not on behalf of our company, and we must make this clear to all involved.  The company engages in public policy issues vital to Caterpillar’s success and supports committees aimed at encouraging political contributions by individuals and, from time to time – with the approval of the Chairman – may make political contributions as laws allow.